SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                     OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Quintara Funds
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Address of Principal Business Office (No. & Street, City, State Zip Code):

157 Hagar Avenue, Piedmont, California 94611
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Telephone Number (including area code):  (510) 652-2724
                                         --------------

Name and Address of agent for service of process:

Matthew L. Sadler, 157 Hagar Avenue, Piedmont, California 94611
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Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
Yes [X] No [   ]

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of Piedmont and the state of California on the 24th day of October, 2001.

[SEAL]                             Signature Quintara Funds
                                             --------------
                                             (Name of Registrant)


                                   By:  /s/ Matthew L. Sadler
                                        ---------------------
                                        Matthew L. Sadler
                                         (Name of director, trustee or
                                         officer
                                          signing on behalf of Registrant)

                                        President, Trustee and Chairperson
                                        ----------------------------------
                                              (Title)

Attest: /s/ John Thomas
        ---------------
        John Thomas

        Assistant Secretary
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          (Title)